Exhibit 10.1
Lothian Oil Inc.
500 Fifth Avenue, Suite 2600
New York, New York 10110

April 11, 2006

United Heritage Corporation
405 North Marienfeld, Suite 200
Midland, Texas 79701

Ladies and Gentlemen:

Reference is made to that certain Merger Agreement and Plan of Reorganization (the “Agreement”) made and entered into as of February 22, 2006 by and among United Heritage Corporation, a Utah corporation (“United”) and Lothian Oil Inc., a Delaware corporation (“Lothian”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Agreement.

Lothian and United hereby agree that the Agreement is hereby amended as follows:

1.    Section 1.6(g) of the Agreement is deleted in its entirety and replaced with the following:

“(g)  United Warrants. At the Effective Time, each holder of United Common Stock as of a record date to be fixed by United’s board of directors in accordance with applicable law or regulation (with the exception of Lothian) will receive a stock purchase warrant to purchase one share of United Common Stock for each share of United Common Stock held by such United shareholder. Each such warrant issued pursuant to this Section 1.6(g) will have a term of five years and an exercise price of $3.00 per share.”

Except as specifically amended hereby, the terms of the Agreement shall remain in full force and effect. This letter agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
[Signature page follows.]

Please indicate your acceptance of and agreement to the foregoing by signing and returning to me a copy of this letter, which may be signed in counterparts.

Very truly yours,

Lothian Oil Inc.

By:	/s/ Bruce Ransom
Name: Title:	Bruce Ransom Chief Executive Officer

By:	/s/ C. Scott Wilson
Name: Title:	C. Scott Wilson Chief Executive Officer